UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2004

CNL INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-108355	59-3491443
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Item 5. Other Events and Regulation FD Disclosure.

As of August 10, 2004, CNL Income Properties, Inc. (the “Company”) had entered into a commitment to acquire an 80% majority interest in a portfolio of existing commercial real estate properties located in and around various ski and golf resorts in the United States and Canada (the “Portfolio”) through a partnership with Intrawest Corporation and certain of its affiliates (collectively referred to herein as “Intrawest”). The Portfolio, consisting of approximately 515,000 square feet of retail and commercial space at nine1 popular resort destinations, is currently owned by Intrawest. Intrawest will retain a 20% equity interest in the partnership as well as operational management of the Portfolio. The total estimated purchase price for the portfolio of properties is expected to be $160 million. Based on the proportionate equity ownerships and the $100 million permanent debt financing that is anticipated to be entered into by the partnership in connection with the purchase, the Company’s cash contribution, excluding transactions costs, is expected to be approximately $48 million.

The acquisition is subject to the fulfillment of certain conditions including obtaining equity and debt financing, settling and executing definitive documents, completion of due diligence and customary closing conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that the Portfolio will ultimately be acquired. The Company has made an earnest money deposit of $5 million into an escrow account, which will be credited toward the purchase price at the time of closing. This deposit is fully refundable if certain conditions precedent to closing do not occur. The transaction is scheduled to close before the end of the year.

The Company must obtain additional funds through the receipt of additional offering proceeds in order to enter into the partnership and acquire an interest in the Portfolio. The partnership is seeking permanent debt financing not to exceed $100 million in connection with the acquisition of the properties. An application for the financing has been filed, under which the loan will be amortized over 30 years, bear interest at 90 basis points plus the 10 year Mid-Market Swap rate and require payments of interest-only for the first two years.

Intrawest, headquartered in Vancouver, British Columbia, Canada, is the world’s leading developer and operator of village-centered resorts. Intrawest owns or controls 10 mountain resorts in North America’s most popular mountain destinations, including Whistler Blackcomb, a host venue for the 2010 Winter Olympic Games. Intrawest also owns Sandestin Golf and Beach Resort in Florida and has a premier vacation ownership business, Club Intrawest. Intrawest is developing an additional six resort villages at locations in North America and Europe. The company has a 45 per cent interest in Alpine Helicopters Ltd., owner of Canadian Mountain Holidays, the largest heli-skiing operation in the world. The Company believes that one of Intrawest’s key strengths is its ability to combine expertise in resort operations and real estate development. With Intrawest’s combination of high-quality resort services, amenities and innovative residential and commercial real estate development, the Company expects that the Intrawest resorts and villages will continue to attract visitors and buyers of real estate. Intrawest, its subsidiaries or affiliates are not related to, affiliated with or a partner in the business of the Company.

[1]	A third party holds an option to purchase the commercial property at one of the nine resorts. The option expires on September 2, 2004. Intrawest has advised us that they believe the option holder will most likely not exercise the option, in which case the transaction would proceed under the terms described above. In the unlikely event that the option is exercised, the purchase price would be reduced by $9.5 million and the respective property would be excluded from the Portfolio.

The properties in the Portfolio, consisting of specialty retail, food and beverage, and office units within the respective resort villages include:

Resort description and location	Village	Description and business use of properties to be acquired	Construction completed	Leasable square feet[1]	Occupancy[1]
Blue Mountain - Ontario Blue Mountain, Ontario’s largest mountain resort, is located approximately 100 miles northwest of Toronto. The resort offers a 251-acre ski area, an 18-hole golf course ranked among the top 10 resort courses in Canada and a waterfront park on Georgian Bay. The resort was the most visited ski area in Ontario with 620,000 visitors during the 2002-2003 season.	Village at Blue Mountain	23 rental units in 6 buildings (13 retail, 9 food & beverage, and 1 office)	2001 – 2003	38,522	95%

Copper Mountain - Colorado Located approximately 75 miles west of Denver, Copper offers four-season appeal and is easily accessible by car and by air through three airports. Copper has a 2,450-acre ski area, the highest altitude championship golf course in North America, horseback riding, bungee jumping, fishing and mountain biking accessed via chairlift. The resort received one million skier visits during the 2002-2003 season.	Village at Copper Mountain	48 units in 10 buildings (14 retail, 10 food & beverage, 15 office, 9 other/vacant)	1980 2000-2002	94,765	80%

Resort description and location	Village	Description and business use of properties to be acquired[1]	Construction completed	Leasable square feet[2]	Occupancy[2]
Lake Las Vegas - Nevada Lake Las Vegas Resort is approximately 17 miles from the Las Vegas Strip and approximately 14 miles from McCarran International Airport, one of the best-connected airports in the United States. The resort boasts three golf courses, luxury accommodations, two casinos, a 30,000-square foot spa, and approximately 56,000 square feet of completed commercial space, all located on the shores of Nevada’s largest privately owned lake.	MonteLago Village	30 units in 11 buildings (14 retail, 10 food & beverage, 3 office, 3 other/vacant)	2003	55,545	86%

Mammoth Mountain - California Located in the Sierra Nevada mountain range, Mammoth is the closest major mountain resort to the heavily populated southern California market from which it draws most of its visitors. The resort received 1.4 million skier visits during the 2002-2003 ski season. Mammoth has a 3,500-acre ski area with 185 trails, and two golf course in Mammoth Lakes.	Village at Mammoth Mountain	32 units in 4 buildings (17 retail, 10 food & beverage, 2 office, 3 other/ vacant)	2003	57,385	86%

Sandestin Golf & Beach Resort - Florida Sandestin is a 2,400-acre resort located in northwestern Florida, between Pensacola and Panama City. The resort has four championship golf courses, 65,000 square feet of conference facilities, 56,000 square foot retail village, a 98-slip full-service marina, 15 tennis courts, and 20 restaurants and bars.	Village of Baytowne Wharf	31 units in 14 buildings (13 retail, 15 food & beverage, 3 office)	2002 - 2003	56,113	100%

Resort description and location	Village	Description and business use of properties to be acquired	Construction completed	Leasable square feet[1]	Occupancy[1]
Snowshoe Mountain – West Virginia Snowshoe is the largest ski resort in the mid-Atlantic region of the United States comprised of 11,000 acres. The resort offers a 224-acre ski area, a top ranked Raven Golf Club with an 18-hole championship golf course, over 100 miles of biking trails, various tennis and swimming facilities, horseback riding and miniature golf. The resort received 488,000 skier visits during the 2002-2003 ski season.	Village at Snowshoe Mountain	17 units in 4 buildings (10 retail, 5 food & beverage, 2 other/ vacant)	1999 - 2002	37,732	86%

Squaw Valley - California Host to the 1960 Winter Olympics, Squaw is the largest ski resort in the North Tahoe area. Located only 10 minutes from Lake Tahoe and within 200 miles of San Francisco Bay and Sacramento, Squaw offers over 4,000-acres of skiable terrain spread over six peaks.	Village at Squaw Valley USA	41 units in 6 buildings (18 retail, 9 food & beverage, 2 office, 12 other/ vacant)	2002 - 2003	60,482	65%

Stratton - Vermont Located 140 miles northeast of Boston, Stratton draws most of its visitors from the affluent markets of metro New York, Connecticut, New Jersey and Massachusetts. The resort received 417,000 skier visits during the 2002-2003 ski season. The resort offers a 583-acre ski area, a 27-hole Stratton Mountain championship golf course, a 22-acre golf school and Gunterman Tennis School, one of the world’s top tennis resorts and camps.	Village at Stratton	23 units in 11 buildings (16 retail, 3 food & beverage, 4 office)	1984	48,382	100%

Resort description and location	Village	Description and business use of properties to be acquired	Construction completed	Leasable square feet[1]	Occupancy[1]
Whistler Blackcomb – British Columbia Located 75 miles northeast of Vancouver, British Columbia, Whistler Blackcomb is North America’s most visited ski resort. Combined, Whistler Blackcomb has over 7,000-acres of skiable area. In July 2003 the International Olympic Committee awarded the 2010 Winter Olympic Games to Vancouver/Whistler. Whistler also has three championship golf courses and is ranked the number one golf destination in Canada.	Whistler Creekside	25 units within 8 buildings (11 retail, 4 food & beverage, 8 office, 2 vacant)	2001 -2003	68,454	86%

[1]	This description is not intended to provide a legal description of transferable real estate, but is only intended to be a general description of the current use and occupancy of the property being acquired.
[2]	The leasable square footage and occupancy rates are approximate and are presented as of June 30, 2004. The current occupancy and leasable square footage are not indicative of historical levels due to the various dates of construction completion at the respective resort villages and related commercial properties.

CAPITAL IMPROVEMENT PROGRAMS – The Company does not intend to make significant repairs or improvements to the properties over the next few years. It is expected that the properties will be managed by Intrawest, through its wholly owned subsidiaries and/or its affiliates.

LEASES – There are 11 tenants in total that individually occupy 10% or more of the rentable square footage at each of the respective resort locations, including nine restaurants, one skier services office and one specialty retailer. The principal provisions of the triple-net leases with those tenants include:

Tenant	Location	Expiration date	Lease terms and renewal options	Approximate base rent per annum (straight-line basis over lease term)	Additional Percent rent
Tenant 1	Blue Mountain	10/31/2021	20 years plus a 10 year renewal option	$169,320 (Canadian Dollars)	6%
Tenant 2	Blue Mountain	7/31/2033	10 years plus two 5-year renewal options	$192,580 (Canadian Dollars)	7%
Tenant 3	Lake Las Vegas	3/14/2013	10 years plus three 5-year options	$230,660	6%
Tenant 4	Mammoth	4/30/2013	10 years plus two 5-year renewal options	$201,570	8%
Tenant 5	Sandestin	6/30/2012	10 years plus two 5-year renewal options	$170,880	6%

Tenant	Location	Expiration date	Lease terms and renewal options	Approximate base rent per annum (straight-line basis over lease term)	Additional Percent rent
Tenant 6	Snowshoe	11/30/2010	5 years plus four 5-year renewal options	$160,860	7%
Tenant 7	Snowshoe	6/30/2013	10 years plus two 5-year renewal options	$86,230	7%
Tenant 8	Stratton	12/31/2008	5 years plus eight 5-year renewal options	None, percent rent only	6%
Tenant 9	Whistler	10/30/2023	20 years plus four 5-year options	$303,350 (Canadian Dollars)	0%
Tenant 10	Whistler	10/30/2021	20 years plus four 5-year options	$355,700 (Canadian Dollars)	0%
Tenant 11	Whistler	1/31/2014	10 years plus five 5-year renewal options	$246,360 (Canadian Dollars)	0%

Intrawest, through various subsidiaries and affiliates, some of which are included in the table immediately above, occupies and will continue to lease approximately 31% in the aggregate of the total gross leasable space of the Portfolio. Intrawest currently occupies the following square feet and percentage of gross leasable area at each of the respective resort locations:

Location	Square feet	% of GLA
Blue Mountain	6,379	16.6%
Copper	44,029	46.5%
Lake Las Vegas	4,945	8.9%
Mammoth	11,882	20.7%
Sandestin	7,890	14.1%
Snowshoe	22,117	58.6%
Squaw	4,269	7.1%
Stratton	23,445	48.5%
Whistler	35,958	52.5%
Total	160,914	31.1%

In connection with the proposed transaction, Intrawest will execute an interim lease for all unleased space in the Portfolio at the time of closing for a term of 48 months with minimum base rents at fair market value. Intrawest will also execute guarantees for all leases in the Portfolio made to Intrawest or any of its affiliates for the term of each of the respective leases.

COMPETITION - Although the Company is not purchasing the resorts themselves, management believes that the success or failure of each of the properties that are expected to be acquired is tied primarily to the success of the resort as a whole. The resort industry is highly competitive. The Intrawest resorts compete for destination visitors with other resorts in Canada, the United States, Europe and Japan. The Intrawest resorts also compete for destination and day visitors within each resort’s local market area. The competitive position of the Intrawest resorts is dependent upon many variables, including location and accessibility, pricing, extent and quality of resort facilities, quality of snow conditions and terrain, quality of ski and golf facilities, service and reputation. There can be no assurance that the principal competitors will not be successful in capturing a share of the resort’s present or potential customer base. Intrawest also faces competition for destination and day visitors from other leisure industry companies and alternative recreational activities. Such competitors may be better positioned to withstand adverse weather or economic conditions and they may have greater financial resources to develop new attractions. See the section of our Prospectus entitled “Risk Factors – Real Estate and Other Investment Risks” for a discussion of certain risks associated with investments in ski resorts.

On August 12, 2004, the Company issued a press release filed herewith as Exhibit 99.1 hereto, the complete text of which is incorporated in this Item 5 by reference thereto.

This report contains “forward-looking statements” based on the Company’s current expectations and projections about future events. Future events and actual results could differ materially from those identified or contemplated by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No. 99.1 Press Release dated August 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL INCOME PROPERTIES, INC.

Dated: August 11, 2004	By:	/s/ R. Byron Carlock, Jr.
R. Byron Carlock, Jr., President

EXHIBIT INDEX

Exhibit No. 99.1.	Press Release dated August 12, 2004.